Exhibit 99.1
Porch Group Reports Fourth Quarter 2023 Results

Porch Delivers Strong Fourth Quarter Earnings, Ahead of Expectations
SEATTLE, March 7, 2024 (BUSINESS WIRE) – Porch Group, Inc. (“Porch Group” or “the Company”) (NASDAQ: PRCH), a homeowners insurance and vertical software platform, today reported fourth quarter results ended December 31, 2023, with total revenue of $114.6 million, which increased 79% compared to the prior year. GAAP net loss of $2.5 million, an improvement from $35.5 million GAAP net loss in the prior year and Adjusted EBITDA of $11.7 million, which increased $25.0 million compared to the prior year.
CEO Summary
"We are excited to share our financial results, far exceeding the second half profitability target we provided around two years ago, with Adjusted EBITDA of $20.5 million in the second half 20231. I am proud of the achievements and execution of the team over the last year, which improved profitability in our insurance business, launched important new SaaS products for our customers, and maintained strong cost control. We remain focused on improving profitability and further executing our strategy in 2024,” said Matt Ehrlichman, Chief Executive Officer, Chairman and Founder.
Fourth Quarter 2023 Financial Results
•Total revenue of $114.6 million, an increase of 79% or $50.5 million compared to prior year (fourth quarter 2022: $64.1 million), driven by the Insurance segment.
•Revenue less cost of revenue of $79.9 million, 70% of total revenue, an increase of 82% compared to prior year (fourth quarter 2022: $43.9 million, 69% of total revenue). Increase driven by premium per policy increases, underwriting actions, and non-renewal of higher risk policies in the Insurance segment.
•GAAP net loss of $2.5 million, compared to $35.5 million for the fourth quarter of 2022.
•Adjusted EBITDA of $11.7 million, a $25.0 million increase from the prior year (fourth quarter 2022: loss of $13.3 million), driven by the Insurance segment and cost control actions.
•Gross written premium for the quarter in our Insurance segment was $112 million with approximately 310 thousand policies in force.
•$397.6 million cash, cash equivalents and investments at December 31, 2023.
Fourth Quarter 2023 Operational Highlights
•36% gross loss ratio and 49% combined loss ratio, an improvement from prior year driven by underwriting actions, non-renewal of higher risk policies, and the fourth quarter 34% increase in premium per policy.
•Approved in 13 states to use Porch's unique property data in insurance pricing which improves risk accuracy to provide better priced policies for customers.
•Launching new products continues, with an important new title software product, HVAC micro-warranty and back office software for small inspection companies introduced and additional a new utilities partnership.
•Moving business executing a local full-service offering, which is higher margin and a larger market opportunity.
•Released first ESG report, sharing the foundation for its ESG journey.
•Admitted into Deloitte's Technology Fast 500 2023.

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(1)Adjusted EBITDA of $20.5 million includes Q3 2023 Adjusted EBITDA of $8.8 million and Q4 2023 Adjusted EBITDA of $11.7 million. See Non-GAAP Financial Measures section for the definition and Adjusted EBITDA (loss) table for the reconciliation to GAAP net income (loss).

The following tables present financial highlights of the Company’s fourth quarter and full year 2023 results compared to the fourth quarter and full year results of 2022 (dollars are in millions):

Fourth Quarter 2023 (unaudited)		Insurance	Vertical Software	Corporate	Consolidated
Revenue		$86.9	$27.7	$—	$114.6
Year-over-year growth		179%	(16)%	— %	79%
Revenue less cost of revenue		$57.9	$22.0	$—	$79.9
Year-over-year growth		192%	(9)%	— %	82%
As % of revenue		67%	79%	— %	70%
GAAP net loss					$(2.5)
Adjusted EBITDA (loss)	(1)	$31.6	$(0.3)	$(19.7)	$11.7
Adjusted EBITDA (loss) as a percent of revenue	(2)	36%	(1)%	— %	10%

Fourth Quarter 2022 (unaudited)		Insurance	Vertical Software	Corporate	Consolidated
Revenue		$31.2	$33.0	$—	$64.1
Revenue less cost of revenue		$19.8	$24.1	$—	$43.9
As % of revenue		64%	73%	— %	69%
GAAP net loss					$(35.5)
Adjusted EBITDA (loss)	(1)	$0.7	$1.1	$(15.1)	$(13.3)
Adjusted EBITDA (loss) as a percent of revenue	(2)	2%	3%	— %	(21)%

Year Ended December 31, 2023 (unaudited)		Insurance	Vertical Software	Corporate	Consolidated
Revenue		$305.2	$125.1	$—	$430.3
Year-over-year growth		152%	(19)%	— %	56%
Revenue less cost of revenue		$114.7	$95.4	$—	$210.1
Year-over-year growth		95%	(13)%	— %	25%
As % of revenue		38%	76%	— %	49%
GAAP net loss					$(133.9)
Adjusted EBITDA (loss)	(1)	$12.3	$4.3	$(61.1)	$(44.5)
Adjusted EBITDA (loss) as a percent of revenue	(2)	4%	3%	— %	(10)%

Year Ended December 31, 2022 (unaudited)		Insurance	Vertical Software	Corporate	Consolidated
Revenue		$121.0	$154.9	$—	$275.9
Revenue less cost of revenue		$58.8	$109.6	$—	$168.4
As % of revenue		49%	71%	— %	61%
GAAP net loss					$(156.6)
Adjusted EBITDA (loss)	(1)	$(5.5)	$14.7	$(58.8)	$(49.6)
Adjusted EBITDA (loss) as a percent of revenue	(2)	(5)%	9%	— %	(18)%
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(1)See Non-GAAP Financial Measures section for the definition and Adjusted EBITDA (loss) table for the reconciliation to GAAP net income (loss)
(2)Adjusted EBITDA (loss) as a percent of revenue is calculated as Adjusted EBITDA (loss) divided by Revenue

The following table presents the Company’s key performance indicators (1).

	Three Months Ended December 31,
	2023	2022	% Change
Gross Written Premium (in millions)	$112	$131	(14)%
Policies in Force (in thousands)	310	389	(20)%
Annualized Revenue per Policy (unrounded)	$1,120	$347	223%
Annualized Premium per Policy (unrounded)	$1,861	$1,391	34%
Premium Retention Rate	96%	107%
Gross Loss Ratio	36%	56%
Average Companies in Quarter (unrounded)	29,919	30,860	(3) %
Average Monthly Revenue per Account in Quarter (unrounded)	$1,277	$693	84%
Monetized Services (unrounded)	219,657	212,992	3%
Average Quarterly Revenue per Monetized Service (unrounded)	$448	$219	105%
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(1)Definitions of the key performance indicators presented in this table are included on page 10 of this release.

Balance Sheet Information (unaudited)

(dollars are in millions)	December 31, 2023	December 31, 2022	Change
Cash and cash equivalents	$258.4	$215.1	20%
Investments	139.2	91.6	52%
Cash, cash equivalents and investments	$397.6	$306.7	30%
The Company ended the fourth quarter of 2023 with cash, cash equivalents and investments of $397.6 million. Of this amount, HOA, Porch's insurance carrier, held cash and cash equivalents of $207.6 million and investments of $102.8 million. Excluding HOA, Porch held $87.2 million of cash, cash equivalents and investments.
As of December 31, 2023, outstanding principal for convertible debt was $558.3 million. This includes $333.3 million of the 6.75% Senior Secured Convertible Notes due October 2028 (the “2028 Notes”) and $225.0 million of 0.75% Convertible Senior Notes due September 2026 (the “2026 Notes”).
Post Balance Sheet Events
Following the period end, the Company signed a business collaboration agreement with Aon Corp. and Aon Re, Inc. ("Aon") to provide a variety of services to Porch Group companies, resulting in payments to Porch of approximately $25 million upfront and an expected approximately $5 million over the following four years. As part of this agreement, the parties also signed a release of claims arising from the Vesttoo fraud. Porch has not released any claims against non-Aon parties related to these matters and intends to vigorously pursue recovery.

The Company completed the sale of EIG, its insurance agency, on January 31, 2024 for $12.2 million, subject to post-closing adjustments. EIG represented approximate $45 million of GWP placed with third party carriers in 2023, which generated approximately $4.7 million of annual commissions. In 2023, EIG's Adjusted EBITDA loss was approximately $3 million. This divestiture follows testing with third party agencies to compare conversion rates and profitability against EIG. Unit economics and profitability improved as costs associated with running the agency are removed and leveraging partners national footprint.

The Company repurchased $8.0 million aggregate principal amount of its 2026 Notes in a private transaction for $3.0 million in cash, or 37.5% of par. Following the close of the transaction, outstanding principal for the 2026 Notes reduced to $217.0 million.

Full Year 2024 Financial Outlook
Full year 2024 guidance is as follows:

Full Year 2024 Guidance

Revenue $450m to $490m Growth of 5% to 14%

Revenue Less Cost of Revenue $225m to $240m

Adjusted EBITDA[1] $1m to $10m

Gross Written Premium[2] $460m to $480m
1Adjusted EBITDA is a non-GAAP measure.
22024 gross written premium (“GWP”) guidance is stated as the expected full-year GWP for 2024 and is the total premium written by our licensed insurance carrier(s) (before deductions for reinsurance) and premiums from our home warranty offerings (for the face value of one year’s premium). Note, 2023 GWP includes approximately $45 million from EIG placed with third party carriers.
Porch Group provides full year 2024 guidance based on current market conditions and expectations. The Company reiterated its Adjusted EBITDA profitability target for 2024 and future years on a full year basis. Guidance assumes a 63% gross loss ratio for the full year 2024, in line with the 5-year weighted average.
Porch Group is not providing reconciliations of expected Adjusted EBITDA for future periods to the most directly comparable measures prepared in accordance with GAAP because the Company is unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of the Company’s control.

Conference Call
Porch Group management will host a conference call today March 7, 2024, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The call will be accompanied by a slide presentation available on the Investor Relations section of the Company’s website at ir.porchgroup.com. A question-and-answer session will follow management’s prepared remarks.
All are invited to listen to the event by registering for the webinar, a replay of the webinar will also be available. See the Investor Relations section of the Porch Group’s corporate website at ir.porchgroup.com.
About Porch Group
Porch Group, Inc., ("Porch") is a homeowners insurance and vertical software platform. Porch's strategy to win in homeowners insurance is to leverage unique data for advantaged underwriting, provide the best services for homebuyers, and protect the whole home. The long-term competitive moats that create this differentiation comes from Porch's leadership in home services software-as-a-service and its deep relationships with approximately 30 thousand companies that are key to the home-buying transaction, such as home inspectors, mortgage, and title companies.

To learn more about Porch, visit ir.porchgroup.com.
Investor Relations Contact:
Lois Perkins, Head of Investor Relations
Porch Group, Inc.
Loisperkins@porch.com

Forward-Looking Statements
Certain statements in this release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although we, Porch Group, Inc., believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believe,” “estimate,” “expect,” “project,” “forecast,” “may,” “will,” “should,” “seek,” “plan,” “scheduled,” “anticipate,” “intend,” or similar expressions.
Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. Unless specifically indicated otherwise, the forward-looking statements in this release do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that have not been completed as of the date of this release. You should understand that the following important factors, among others, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:
•expansion plans and opportunities, and managing growth, to build a consumer brand;
•the incidence, frequency, and severity of weather events, extensive wildfires, and other catastrophes;
•economic conditions, especially those affecting the housing, insurance, and financial markets;
•expectations regarding revenue, cost of revenue, operating expenses, and the ability to achieve and maintain future profitability;
•existing and developing federal and state laws and regulations, including with respect to insurance, warranty, privacy, information security, data protection, and taxation, and management’s interpretation of and compliance with such laws and regulations;
•our reinsurance program, which includes the use of a captive reinsurer, the success of which is dependent on a number of factors outside management’s control, along with reliance on reinsurance to protect against loss;
•the uncertainty and significance of the known and unknown effects on our insurance carrier subsidiary, Homeowners of America Insurance Company (“HOA”), and us due to the termination of a reinsurance contract following the fraud committed by Vesttoo Ltd. (“Vesttoo”), including, but not limited to, the outcome of Vesttoo’s Chapter 11 bankruptcy proceedings; our ability to successfully pursue claims arising out of the fraud, the costs associated with pursuing the claims, and the timeframe associated with any recoveries; HOA's ability to obtain and maintain adequate reinsurance coverage against excess losses; HOA’s ability to stay out of regulatory supervision and maintain its financial stability rating; and HOA’s ability to maintain a healthy surplus;
•uncertainties related to regulatory approval of insurance rates, policy forms, insurance products, license applications, acquisitions of businesses, or strategic initiatives, including the reciprocal restructuring, and other matters within the purview of insurance regulators;
•reliance on strategic, proprietary relationships to provide us with access to personal data and product information, and the ability to use such data and information to increase transaction volume and attract and retain customers;
•the ability to develop new, or enhance existing, products, services, and features and bring them to market in a timely manner;
•changes in capital requirements, and the ability to access capital when needed to provide statutory surplus;
•our ability to timely repay our outstanding indebtedness;
•the increased costs and initiatives required to address new legal and regulatory requirements arising from developments related to cybersecurity, privacy, and data governance and the increased costs and initiatives to protect against data breaches, cyber-attacks, virus or malware attacks, or other infiltrations or incidents affecting system integrity, availability, and performance;
•retaining and attracting skilled and experienced employees;
•costs related to being a public company; and
•other risks and uncertainties discussed in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K (“Annual Report”) for the year ended December 31, 2022; in Part II, Item 1A, “Risk Factors,” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023; in Part II, Item 1A, “Risk Factors,” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023; in Part II, Item 1A, "Risk Factors," in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and in subsequent reports, including our Form

10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”), all of which are available on the SEC’s website at www.sec.gov.
We caution you that the foregoing list may not contain all of the risks to forward-looking statements made in this release.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors, including those described in Item 1A, “Risk Factors,” and elsewhere in this release. We disclaim any obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures
This release includes non-GAAP financial measures, such as Adjusted EBITDA (Loss) and Adjusted EBITDA (Loss) as a percent of revenue.
We define Adjusted EBITDA (Loss) as net income (loss) adjusted for interest expense; income taxes; depreciation and amortization; gain or loss on extinguishment of debt; other expense (income), net; impairments of intangible assets and goodwill; provision for doubtful accounts related to reinsurance, or related recoveries; impairments of property, equipment, and software; stock-based compensation expense; mark-to-market gains or losses recognized on changes in the value of contingent consideration arrangements, earnouts, warrants, and derivatives; restructuring costs; acquisition and other transaction costs; and non-cash bonus expense. Adjusted EBITDA (Loss) as a percent of revenue is defined as Adjusted EBITDA (Loss) divided by total revenue.
Our management uses these non-GAAP financial measures as supplemental measures of our operating and financial performance, for internal budgeting and forecasting purposes, to evaluate financial and strategic planning matters, and to establish certain performance goals for incentive programs. We believe that the use of these non-GAAP financial measures provides investors with useful information to evaluate our operating and financial performance and trends and in comparing our financial results with competitors, other similar companies and companies across different industries, many of which present similar non-GAAP financial measures to investors. However, our definitions and methodology in calculating these non-GAAP measures may not be comparable to those used by other companies. In addition, we may modify the presentation of these non-GAAP financial measures in the future, and any such modification may be material.
You should not consider these non-GAAP financial measures in isolation, as a substitute to or superior to financial performance measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude specified income and expenses, some of which may be significant or material, that are required by GAAP to be recorded in our consolidated financial statements. We may also incur future income or expenses similar to those excluded from these non-GAAP financial measures, and the presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures reflect the exercise of management judgment about which income and expense are included or excluded in determining these non-GAAP financial measures.
You should review the tables accompanying this release for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure. We are not providing reconciliations of non-GAAP financial measures for future periods to the most directly comparable measures prepared in accordance with GAAP. We are unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control.

The following tables reconcile Net loss to Adjusted EBITDA (Loss) for the periods presented (dollar amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
(unaudited)	2023	2022	2023	2022
Net loss	$(2,486)	$(35,473)	$(133,933)	$(156,559)
Interest expense	10,598	2,219	31,828	8,723
Income tax provision	588	574	622	842
Depreciation and amortization	5,914	6,356	24,415	27,930
Mark-to-market losses (gains)	774	1,585	(1,003)	(21,364)
Gain on extinguishment of debt	—	—	(81,354)	—
Impairment loss on intangible assets and goodwill	—	4,329	57,232	61,386
Impairment loss on property, equipment, and software	—	535	254	637
Stock-based compensation expense	432	6,396	20,709	27,041
Loss (gain) on reinsurance contract (1)	(5,159)	—	36,042	—
Other income, net	(368)	(608)	(3,893)	(571)
Restructuring costs (2)	1,226	647	4,015	647
Acquisition and other transaction costs	144	104	552	1,687
Non-cash bonus expense	—	—	—	—
Adjusted EBITDA (Loss)	$11,663	$(13,336)	$(44,514)	$(49,601)
Adjusted EBITDA (Loss) as a percentage of revenue	10%	(21)%	(10)%	(18)%
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(1)Loss on reinsurance contract relates to one reinsurer.
(2)Primarily consists of costs related to forming a reciprocal exchange.

	Three Months Ended December 31,		Year Ended December 31,
(unaudited)	2023	2022	2023	2022
Segment Adjusted EBITDA (Loss)
Vertical Software	$(292)	$1,078	$4,307	$14,678
Insurance	31,648	704	12,320	(5,499)
Subtotal	31,356	1,782	16,627	9,179
Corporate and other	(19,693)	(15,118)	(61,141)	(58,780)
Adjusted EBITDA (Loss)	$11,663	$(13,336)	$(44,514)	$(49,601)
The following table presents Segment Adjusted EBITDA (Loss) as a percentage of segment revenue for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Segment Adjusted EBITDA (Loss) as a Percentage of Revenue
Vertical Software	(1.1%)	3.3%	3.4%	9.5%
Insurance	36.4%	2.3%	4.0%	(4.5)%
Key Performance Indicators
In the management of these businesses, we identify, measure and evaluate various operating metrics. The key performance measures and operating metrics used in managing the businesses are discussed below. These key performance measures and operating metrics are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies.

Gross Written Premium — We define Gross Written Premium as the total premium written by our licensed insurance carrier(s) (before deductions for reinsurance); premiums from our home warranty offerings (for the face value of one year’s premium); and premiums of policies placed with third-party insurance companies for which we earn a commission.
Policies in Force — We define Policies in Force as the number of in-force policies at the end of the period for the Insurance segment, including policies and warranties written by us and policies and warranties written by third parties for which we earn a commission.
Annualized Revenue per Policy — We define Annualized Revenue per Policy as quarterly revenue for the Insurance segment, divided by the number of Policies in Force in the Insurance segment, multiplied by four.
Annualized Premium per Policy — We define Annualized Premium per Policy as the total direct earned premium for HOA, our insurance carrier, divided by the number of active insurance policies at the end of the period, multiplied by four.
Premium Retention Rate — We define Premium Retention Rate as the ratio of our insurance carrier’s renewed premiums over the last four quarters to base premiums, which is the sum of the preceding year’s premiums that either renewed or expired.
Gross Loss Ratio — We define Gross Loss Ratio as our insurance carrier’s gross losses divided by the gross earned premium for the respective period on an accident year basis.
Average Companies in Quarter — We define Average Companies in Quarter as the straight-line average of the number of companies as of the end of period compared with the beginning of period across all of our home services verticals that (i) generate recurring revenue and (ii) generated revenue in the quarter. For new acquisitions, the number of companies is determined in the initial quarter based on the percentage of the quarter the acquired business is a part of Porch.
Average Monthly Revenue per Account in Quarter — We view our ability to increase revenue generated from existing customers as a key component of our growth strategy. Average Monthly Revenue per Account in Quarter is defined as the average revenue per month generated across all home services company customer accounts in a quarterly period. Average Monthly Revenue per Account in Quarter is derived from all customers and total revenue.
Monetized Services — We connect consumers with home services companies nationwide and offer a full range of products and services where homeowners can, among other things: (1) compare and buy home insurance policies (along with auto, flood and umbrella policies) and warranties with competitive rates and coverage; (2) arrange for a variety of services in connection with their move, from labor to load or unload a truck to full-service, long-distance moving services; (3) discover and install home automation and security systems; (4) compare internet and television options for their new home; (5) book small handyman jobs at fixed, upfront prices with guaranteed quality; and (6) compare bids from home improvement professionals who can complete bigger jobs. We track the number of monetized services performed through our platform each quarter and the revenue generated per service performed in order to measure market penetration with homebuyers and homeowners and our ability to deliver high-revenue services within those groups. Monetized Services is defined as the total number of services from which we generated revenue, including, but not limited to, new and renewing insurance and warranty customers, completed moving jobs, security installations, TV/Internet installations or other home projects, measured over the period.
Average Quarterly Revenue per Monetized Service — We believe that shifting the mix of services delivered to homebuyers and homeowners toward higher revenue services is an important component of our growth strategy. Average Quarterly Revenue per Monetized Service is the average revenue generated per monetized service performed in a quarterly period. When calculating Average Quarterly Revenue per Monetized Service, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

PORCH GROUP, INC.
Consolidated Balance Sheets (Unaudited)
(all numbers in thousands)

	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$258,418	$215,060
Accounts receivable, net	24,288	26,438
Short-term investments	35,588	36,523
Reinsurance balance due	83,582	299,060
Prepaid expenses and other current assets	13,214	11,293
Deferred policy acquisition costs	27,174	8,716
Restricted cash and cash equivalents	38,814	13,545
Total current assets	481,078	610,635
Property, equipment, and software, net	16,861	12,240
Goodwill	191,907	244,697
Long-term investments	103,588	55,118
Intangible assets, net	87,216	108,255
Long-term insurance commissions receivable	13,429	12,265
Other assets	5,314	5,847
Total assets	$899,393	$1,049,057

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$8,761	$6,268
Accrued expenses and other current liabilities	59,396	39,742
Deferred revenue	248,683	270,690
Refundable customer deposits	17,980	20,142
Current debt	244	16,455
Losses and loss adjustment expense reserves	95,503	100,632
Other insurance liabilities, current	31,585	61,710
Total current liabilities	462,152	515,639
Long-term debt	435,495	425,310
Other liabilities	37,429	28,755
Total liabilities	935,076	969,704
Commitments and contingencies (Note 16)
Stockholders’ equity (deficit)
Common stock, $0.0001 par value:	10	10
Authorized shares – 400 million and 400 million, at December 31, 2023 and 2022, respectively
Issued and outstanding shares – 97.1 million and 98.5 million, at December 31, 2023 and 2022, respectively
Additional paid-in capital	690,223	670,537
Accumulated other comprehensive loss	(3,860)	(6,171)
Accumulated deficit	(722,056)	(585,023)
Total stockholders’ equity (deficit)	(35,683)	79,353
Total liabilities and stockholders’ equity (deficit)	$899,393	$1,049,057

PORCH GROUP, INC.
Consolidated Statements of Operations (Unaudited)
(all numbers in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$114,612	$64,113	$430,302	$275,948
Operating expenses:
Cost of revenue	34,677	20,170	220,243	107,577
Selling and marketing	36,950	28,031	144,307	113,848
Product and technology	14,611	15,119	58,502	59,565
General and administrative	25,925	29,835	103,192	109,814
Provision for (recovery of) doubtful accounts	(4,931)	424	37,180	805
Impairment loss on intangible assets and goodwill	—	4,329	57,232	61,386
Total operating expenses	107,232	97,908	620,656	452,995
Operating income (loss)	7,380	(33,795)	(190,354)	(177,047)
Other income (expense):
Interest expense	(10,598)	(2,219)	(31,828)	(8,723)
Change in fair value of earnout liability	44	13	44	13,822
Change in fair value of private warrant liability	(1,064)	95	(444)	14,486
Change in fair value of derivatives	(1,821)	—	(4,261)	—
Gain on extinguishment of debt	—	—	81,354	—
Investment income and realized gains, net of investment expenses	3,793	399	8,285	1,174
Other income, net	368	608	3,893	571
Total other income (expense)	(9,278)	(1,104)	57,043	21,330
Loss before income taxes	(1,898)	(34,899)	(133,311)	(155,717)
Income tax provision	(588)	(574)	(622)	(842)
Net loss	$(2,486)	$(35,473)	$(133,933)	$(156,559)

Net loss per share - basic and diluted	$(0.03)	$(0.36)	$(1.39)	$(1.61)

Shares used in computing basic and diluted net loss per share	96,896	98,366	96,057	97,351
The following table summarizes the classification of stock-based compensation expense in the unaudited consolidated statements of operations.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Selling and marketing	$323	$1,263	$3,351	$4,855
Product and technology	154	1,547	4,804	5,435
General and administrative	(45)	3,586	12,554	16,751
Total stock-based compensation expense	$432	$6,396	$20,709	$27,041

PORCH GROUP, INC.
Consolidated Statements of Cash Flows (Unaudited)
(all numbers in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(133,933)	$(156,559)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	24,415	27,930
Provision for doubtful accounts	37,180	805
Impairment loss on intangible assets and goodwill	57,232	61,386
Gain on extinguishment of debt	(81,354)	—
Change in fair value of private warrant liability	444	(14,486)
Change in fair value of contingent consideration	(5,664)	6,944
Change in fair value of earnout liability and derivatives	4,217	(13,822)
Stock-based compensation	20,709	27,041
Non-cash interest expense	20,756	2,270
Other	1,057	3,590
Change in operating assets and liabilities, net of acquisitions and divestitures
Accounts receivable	1,030	(4,886)
Reinsurance balance due	179,436	(70,644)
Deferred policy acquisition costs	(18,458)	(4,716)
Accounts payable	2,491	(697)
Accrued expenses and other current liabilities	(1,386)	(6,519)
Losses and loss adjustment expense reserves	(5,129)	38,683
Other insurance liabilities, current	(30,125)	21,686
Deferred revenue	(21,583)	66,254
Refundable customer deposits	(13,925)	6,537
Other assets and liabilities, net	(3,481)	(8,533)
Net cash provided by (used in) operating activities	33,929	(17,736)
Cash flows from investing activities:
Purchases of property and equipment	(851)	(2,350)
Capitalized internal use software development costs	(9,245)	(8,100)
Purchases of short-term and long-term investments	(91,015)	(52,506)
Maturities, sales of short-term and long-term investments	46,832	21,906
Acquisitions, net of cash acquired	(1,974)	(38,628)
Net cash used in investing activities	(56,253)	(79,678)
Cash flows from financing activities:
Proceeds from line of credit	—	5,000
Proceeds from advance funding	319	18,643
Repayments of advance funding	(4,133)	(22,746)
Proceeds from issuance of debt	116,667	10,000
Repayments of principal	(10,150)	(5,150)
Cash paid for debt issuance costs	(4,694)	—
Income tax withholdings paid upon vesting of restricted stock units	(1,240)	(3,108)
Repurchase of stock	(5,608)	(1,813)
Other	(210)	401
Net cash provided by financing activities	90,951	1,227
Net change in cash, cash equivalents, and restricted cash	$68,627	$(96,187)
Cash, cash equivalents, and restricted cash, beginning of period	$228,605	$324,792
Cash, cash equivalents, and restricted cash end of period	$297,232	$228,605